UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FARMERS NATIONAL BANC CORP.

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March 26, 2013

Dear Fellow Shareholders,

The last several years have been a time of exciting growth and opportunities for Farmers National Banc Corp. During this time, we have expanded our product offerings and our territory. Farmers is now a regional community bank with a presence beyond the Mahoning Valley. As a result of this growth and our Bank’s strong asset quality, total shareholder value has grown nearly 80% over the last two years. Positive momentum is on our side and it is important we continue to capitalize on it.

This year our Senior Management Team and the Board of Directors are asking for your help and understanding. A positive (“for”) vote on the two issues detailed below will allow us to continue growing and enhancing shareholder value. The help we need is twofold:

First, we request your support of Farmers National Banc Corp. by voting for the increase in additional shares authorized so that we will be able to issue common shares and raise additional capital, should a compelling opportunity present itself. Acquisitions and growth allow for us to acquire additional income producing assets and revenue sources that would further enhance shareholder value. Without the authorization, we would be forced to wait for a special meeting to authorize shares, which could affect our ability as a credible buyer and result in missed opportunities to create value for all shareholders. Authorizing these shares would be consistent with past practice as demonstrated by the shareholders’ approval to double our authorized shares in 2001 from 12,500,000 to the 25,000,000 currently authorized.

Secondly, we need your votes to eliminate preemptive rights. Last year, we received over 71% of shares voting in favor of the elimination of preemptive rights, but fell short of the required two thirds of our total outstanding shares because we needed more shareholder participation. I would like to take this opportunity to remind shareholders that a “non” vote is equivalent to an “against” vote. The elimination of this item would allow us to file a registration statement with the Securities and Exchange Commission that would create greater flexibility to raise cash should the compelling need arise for capital, without a lengthy and expensive process involving a preemptive rights offering. This move would also add to our credibility and responsiveness should an opportunity for a strategic investment present itself. But the passage of this proposal would not affect your rights under our charters involving a “control share acquisition” or “business combination”.

The Senior Management Team and Board of Directors appreciate your past support and hope you will help us meet these two initiatives with success by voting “for” proposals #2 and #3. If you have any questions please feel free to contact any Board Member, Senior Management Team Member or me directly at 330.702.8432.

Sincerely,

John S. Gulas President & CEO Farmers National Banc Corp.	REMINDER: NEW LOCATION Annual Meeting of Shareholders Thursday, April 25, 2013 3:30p.m. Mahoning County Career and Technical Center Joyce E. Brooks Center 7300 North Palmyra Road Canfield, OH 44406

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com